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EXHIBIT 11

COMPUTATION OF EARNINGS PER COMMON SHARE


                                           Three Months Ended        Nine Months Ended
                                              September 30,             September 30,
                                          -----------------------  ----------------------
                                             1997          1996       1997       1996
                                          ----------  -----------  ---------- -----------

Weighted average number of common shares
  outstanding                              11,793,915  10,920,449  11,710,534  10,815,498

Shares issuable pursuant to warrants and
  employee stock option plan, less shares
  assumed repurchased at the average fair
  value during the period (1)                 479,022           -     183,061           -
                                           ---------- -----------  ---------- -----------

Number of shares for computation of
  earnings per share                       12,272,937  10,920,449  11,893,595  10,815,498
                                           ========== ===========  ========== ===========


Net income (loss)                          $  728,000 $(2,232,000) $  624,000 $(3,532,000)
                                           ========== ===========  ========== ===========

Net income (loss) per share (2)               $0.06      $(0.20)      $0.05      $(0.33)
                                           ========== ===========  ========== ===========



(1) Excluded in loss periods as impact would be anti-dilutive.
(2) There is no difference between primary and fully diluted net income (loss) per share.

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